Exhibit 10.3

Grant No.

☐	Participant’s Copy

☐	Company’s Copy

CHEROKEE INC.

2006 EQUITY COMPENSATION PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

To                           :

Cherokee Inc. (the “Company”) has granted you (the “Grant”) performance-based restricted stock units (“PSUs”) as set forth on Exhibit A to this Agreement under its 2006 Equity Compensation Plan (the “Plan”), subject to the Vesting Schedule and requirements specified on Exhibit A.

The Grant is subject in all respects to the applicable provisions of the Plan.  This Agreement does not cover all of the rules that apply to the Grant under the Plan, and the Plan defines any capitalized terms in this Agreement that this Agreement does not define.

In addition to the Plan’s terms and restrictions, the following terms and restrictions apply:

Vesting Schedule	The Grant becomes nonforfeitable (“Vested”) as to some or all of the PSUs only as provided on Exhibit A.

Distribution Dates

You will receive a distribution of shares (the “Shares”) of Company common stock (“Common Stock”) equivalent to your Vested PSUs as soon as practicable following the dates on which you become Vested (the “Distribution Dates”) as provided in Exhibit A, subject to any overriding provisions in the Plan.

Limited Status

You understand and agree that the Company will not consider you a shareholder for any purpose with respect to the Shares, unless and until the Shares have been issued to you on the Distribution Date(s).

Voting	PSUs cannot be voted. You may not vote the Shares unless and until the Shares are distributed to you.

Transfer Restrictions	You may not sell, assign, pledge, encumber, or otherwise transfer any interest (“Transfer”) in the PSUs or the Shares until the Shares are distributed to you.

Any attempted Transfer that precedes the Distribution Date for such Shares is invalid.

Unless the Administrator determines otherwise at any time or Exhibit A provides otherwise, if your service with the Company terminates for any reason before all of your PSUs are Vested, then you will forfeit such unvested PSUs (and the Shares to which they relate) to the extent that such PSUs do not otherwise vest as a result of the termination.

The forfeited PSUs will then immediately revert to the Company. You will receive no payment for PSUs that you forfeit.

Additional Conditions to Receipt	The Company may postpone issuing and delivering any Shares for so long as the Company determines to be advisable to satisfy the following:

its completing or amending any securities registration or qualification of the Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

its receiving proof it considers satisfactory that a person or entity seeking to receive the Shares after your death is entitled to do so;

your complying with any requests for representations under the Grant and the Plan; and

its or your complying with any federal, state, or local tax withholding obligations.

Taxes and Withholding

The PSUs provide tax deferral, meaning that they are not taxable to you until you actually receive Shares on or around each Distribution Date. You will then owe taxes at ordinary income tax rates as of each Distribution Date at the Shares’ then value.

Unless you determine to satisfy the tax withholding obligation by some other means approved by the Company, the Company will, if permissible under applicable law, withhold from those Shares otherwise issuable to you the whole number of Shares sufficient to satisfy the minimum applicable tax withholding obligation. You acknowledge that the withheld Shares may not be sufficient to satisfy your minimum tax withholding obligation. Accordingly, you agree to pay the Company as soon as practicable, including through additional payroll withholding, any amount of the tax withholding obligation that is not satisfied by the withholding of Shares described above.

Additional Representations from You

If you receive Shares at a time when the Company does not have a current registration statement (generally on Form S-8) under the Act that covers issuances of Shares to you, you must comply with the following before the Company will release the Shares to you. You must:

represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the Shares for your own account and not with a view to reselling or distributing the Shares; and

agree that you will not sell, transfer, or otherwise dispose of the Shares unless:

a registration statement under the Act is effective at the time of disposition with respect to the Shares you propose to sell, transfer, or otherwise dispose of; or

the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

Additional Restriction

If issuing the Shares would violate any applicable federal or state securities laws or other laws or regulations, you will not receive the Shares until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation.

No Effect on Employment or Other Relationship

Nothing in this Agreement restricts the Company’s rights or those of any of its affiliates to terminate your employment or other relationship at any time, with or without cause. The termination of your relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan and any applicable employment or severance agreement or plan.

No Effect on Running Business

You understand and agree that the existence of the PSU will not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company’s common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.

Section 409A

The PSUs are intended to be exempt from Section 409A of the Internal Revenue Code and, to the extent not so exempt, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code and must be construed consistently with that section. Notwithstanding anything in the Plan or this Agreement to the contrary, if the Vested portion is increased in connection with your “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) you are then a “specified employee” within the meaning of Section 409A at the time of such separation from service (as determined by the Company, by which determination you agree you are bound) and (y) the payment under such accelerated PSUs will result in the imposition of additional tax under Section 409A if paid to you within the six month period following your separation from service, then the payment under such accelerated PSUs will not be made until the earlier of (i) the date six months and one day following the date of your separation from service or (ii) the 10th day after your date of death, and will be paid within 10 days thereafter.

Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. In any event, the Company makes no representations or warranty and shall have no liability to you or any other person, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

Unsecured Creditor

This Agreement creates a contractual obligation on the part of the Company to make payment under the PSUs credited to your account at the time provided for in this Agreement. Neither you nor any other party claiming an interest in deferred compensation hereunder shall have any interest whatsoever in any specific assets of the Company. Your right to receive payments hereunder is that of an unsecured general creditor of Company.

Governing Law	The laws of the State of Delaware will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.

Notices

Any notice you give to the Company must follow the procedures then in effect. If no other procedures apply, you must send your notice in writing by hand or by mail to the office of the Company’s Secretary. If mailed, you should address it to the Company’s Secretary at the Company’s then corporate headquarters, unless the Company directs participants to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice. The Company and the Administrator will address any notices to you at your office or home address as reflected on the Company’s personnel or other business records. You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to participants.

Plan Governs	Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control.

CHEROKEE INC.

Date:	By:

ACKNOWLEDGMENT

I acknowledge I received a copy of the Plan.  I represent that I have read and am familiar with the Plan’s terms.  I accept the Grant subject to all of the terms and provisions of this Agreement and of the Plan under which the Grant is made, as the Plan may be amended in accordance with its terms.  I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to the Grant.

Date:

Name:

NO ONE MAY SELL, TRANSFER, OR DISTRIBUTE THE SECURITIES COVERED BY THE GRANT WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY OR OTHER INFORMATION AND REPRESENTATIONS SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Exhibit A

Grant No.

Cherokee Inc.

2006 Equity Compensation Plan

Performance-Based Restricted Stock Unit

Recipient Information:

Name:

Signature: X

Grant Information:

PSUs:	Date of Grant:

Vesting Schedule

The Grant will vest in up to three increments where the average closing sale price of the Company’s common stock during the calendar month preceding the end of the Company’s applicable fiscal year is at least equal to (i) $15.35 for the Company’s fiscal year ending February 1, 2014 (“Fiscal 2014”), (ii) $16.88 for the Company’s fiscal year ending January 31, 2015 (“Fiscal 2015”) and (iii) $18.57 for the Company’s fiscal year ending January 30, 2016 (“Fiscal 2016”). If a price target is met, one-third of the PSUs will vest on the last day of the month preceding the end of the Company’s applicable fiscal year. In addition, if a price target for either Fiscal 2014 or Fiscal 2015 is not met, the portion of the Grant that would have vested had such target been met for such fiscal year will rollover to the following fiscal year and will vest on the last day of the month preceding the end of the Company’s applicable fiscal year in the event the price target for the following fiscal year is met. For example, if at the end of Fiscal 2014 the Company’s average closing share price for the month preceding the end of Fiscal 2014 is below $15.35 (i) no portion of the Grant will vest on the last day of the month preceding the end of the Company’s applicable fiscal year at the end of Fiscal 2014 and (ii) two-thirds of the PSUs will vest in the event that the Company’s average closing share price for the month preceding the end of Fiscal 2015 is at least $16.88. Similarly, if neither target for Fiscal 2014 and Fiscal 2015 is met (i) the entire Grant will vest on the last day of the month preceding the end of the Company’s applicable fiscal year in the event that the Company’s average closing share price for the month preceding the end of Fiscal 2016 is at least $18.57 and (ii) no portion of the Grant will vest in the event that the Company’s average closing share price for the month preceding the end of Fiscal 2016 is below $18.57.

You must continue to be employed by the Company through the relevant vesting dates to be eligible for vesting.

Grant Expiration Rules

Except as otherwise provided in an employment, retention, or other individual agreement covering you, you will forfeit any unvested portions of the Grant immediately when you cease to be employed by (or a member of the Board of) the Company.

Distribution Dates

The Distribution Date for Shares will be the date the Company selects within 90 days following each applicable Vesting Date, but in no event later than the date that is two and one-half (2 ½) months from the end of the Company’s tax year that includes the date on which you become Vested.